EXHIBIT 10.92

EXTENSION AGREEMENT

This Extension Agreement (this “Agreement”), dated as of March 19, 2011, is entered into by and among Location Based Technologies, Inc., a Nevada corporation (“Company”), and Michael Glazer, an individual (the “Holder”).

R E C I T A L S:

WHEREAS, the Holder has loaned $35,000 to the Company, which is evidenced by a promissory note agreement issued to the Holder on July 21, 2010 with an original maturity date of September 21, 2010 (the “Note”) and a first extension agreement issued to the Holder on September 22, 2010 with an extended maturity date of March 19, 2011,

WHEREAS, the Company and the Holder intend to extend the Maturity Date of the Note further and add a conversion feature in accordance with the terms hereof;

A G R E E M E N T:

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Extension of Maturity Date. The Maturity Date under the Note is hereby extended from March 19, 2011 until March 31, 2011.

a.           Conversion.  At any time and from time to time the Note shall be convertible, in whole or in part, into shares of the Company’s Common Stock (“Conversion Shares”) at the option of the Holder.  The Holder shall effect conversions by delivering written notice to the Company specifying therein the principal amount of the Note to be converted.  The number of Conversion Shares issuable upon a conversion shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of the Note to be converted plus any accrued but unpaid interest thereon, by (y) the Conversion Price, where the “Conversion Price” shall equal $0.20. The Conversion Shares shall be duly and validly issued, fully paid and non-assessable and, following the applicable Rule 144 holding period, freely tradable.  The Holder shall receive the stock certificate(s) within five (5) business days following the date of conversion.  See Exhibit A.

2. Interest.  The Note shall continue to accrue interest at a rate of 10% per annum.

3. Full Force and Effect.  Except as otherwise expressly provided herein, the Note and the Extension Agreement shall remain in full force and effect.  Except for any waivers and modifications contained herein, this Agreement shall not in any way waive or prejudice any of the rights or obligations of the Holder or the Company under this Agreement, under any law, in equity or otherwise, and such waivers and modifications shall not constitute a waiver or modification of any other provision of the Agreements nor a waiver or modification of any subsequent default or breach of any obligation of the Company or of any subsequent right of the Holder.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

LOCATION BASED TECHNOLGIES, INC.

By:

David M. Morse
CEO & Co-President

MICHAEL GLAZER

By:

     Michael Glazer
     Individual

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